Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP REPORTS OPERATING NET INCOME OF $9.8 MILLION, OR $0.32 PER DILUTED SHARE, FOR FIRST QUARTER 2015

April 23, 2015

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, today reported operating net income of $9.8 million, or $0.32 per diluted share, for the quarter ended March 31, 2015, compared to $8.1 million, or $0.32 per diluted share, for the quarter ended March 31, 2014. Commenting on the Company’s quarterly results, Edwin W. Hortman, Jr., the Company’s President and Chief Executive Officer, said, “In the first quarter of 2015, we announced two highly accretive acquisitions and a supporting capital raise. We had our strongest quarter in new loan originations with better than expected yields. Our mortgage group had its strongest quarter of profitability and finished the quarter with very robust pipelines. As we move into the second quarter and the last half of 2015, our challenge is to continue developing the pipelines and investment opportunities for the liquidity in our two pending acquisitions while limiting the impact on operating expenses.”

Highlights of the Company’s performance and results for the first quarter of 2015 include the following:

•	Net income available to common shareholders increased 21.1% compared to the first quarter of 2014

•	The Company completed a private placement of 5,320,000 shares of common stock during the quarter

•	The Company announced agreements to acquire Merchants & Southern Banks of Florida, Inc. and 18 additional branches located in North Florida and South Georgia

•	Loans, excluding purchased non-covered and covered loans, increased by $109.5 million during the quarter, reflecting an annualized growth rate of 23.5%

•	Return on assets and return on average tangible equity were 0.97% and 8.76%, respectively

•	Total revenue increased to $59.9 million in the first quarter of 2015, compared to $50.6 million in the first quarter of 2014

•	The Company’s net interest margin remained strong at 4.39%

•	Noninterest income increased 37.8% in the first quarter of 2015 to $17.6 million, compared to $12.8 million in the first quarter of 2014
•	Tangible common equity to tangible assets increased to 10.26%, a 38.3% increase compared to December 31, 2014

•	Tangible book value per share increased to $13.01, compared to $10.99 at December 31, 2014

Pending Acquisitions

During the first quarter of 2015, the Company announced its intent to acquire Merchants & Southern Banks of Florida, Inc., the largest non-regional bank operating in Gainesville, Florida. The Company has received regulatory approval and anticipates an estimated closing date of May 22, 2015.

Additionally, the Company announced its intention to acquire 18 branches in its existing footprint from Bank of America. The branches, located in South Georgia and North Florida, include approximately $864 million of total deposits and a small amount of performing loans. The Company anticipates that the closing of this acquisition will occur during the second quarter of 2015.

The acquisitions, combined with the supporting capital raise, are expected to be over 15% accretive to 2016 earnings per share and 4.50% accretive to tangible book value reported at December 31, 2014.

Operating Results

Net income available to common shareholders in the first quarter of 2015 totaled $9.8 million, an increase of 21.1% compared to the same quarter in 2014. Revenue during the first quarter totaled $59.9 million, an increase of 18.4% compared to the first quarter of 2014. Increases in revenue resulted from the addition of The Coastal Bank, as well as strong organic growth in loans, excluding purchased non-covered and covered loans. Returns on average assets and average tangible common equity were 0.97% and 8.76%, respectively, in the first quarter of 2015 compared to 0.96% and 11.66%, respectively, in the same quarter of 2014. The capital raise was completed in the first quarter of 2015, but the Company does not expect to have the capital fully deployed until the second half of 2015, at which time management believes return on average tangible common equity will approach historical levels.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2015 totaled $38.8 million, an increase of $4.3 million, or 12.6%, compared to the $34.5 million reported for the first quarter of 2014. The Company’s net interest margin decreased during the quarter to 4.39%, compared to 4.57% during the first quarter of 2014. Excluding accretion on purchased assets, the Company’s net interest margin was 4.05% in the first quarter of 2015, compared to 4.17%% in the fourth quarter of 2014 and 4.21% in the first quarter of 2014. The Company’s net interest margin was negatively impacted by 10bps due to the higher level of short-term assets as a percentage of earning assets. The Company intends to be fully invested in either investment securities or loans by the end of the year and to maintain minimal levels of short-term assets as it has in the past.

Yields on earning assets in the first quarter of 2015 were 4.79%, compared to 5.01% in the first quarter of 2014. Yields on total loans outstanding, excluding accretion, in the first quarter were 5.01%, compared to 5.05% in the fourth quarter of 2014. New loan production in the first quarter totaled $254.0 million, with weighted average yields of 4.55%, compared to $228.6 million and 4.65% in the fourth quarter of 2014.

Total interest expense for the first quarter of 2015 was $3.5 million, compared to $3.4 million in the same quarter of 2014. Increases in total interest expense were driven primarily by increases in total deposits and other borrowings resulting from both acquisition activity and organic growth. Deposit costs were lower during the first quarter of 2015 at 0.27%, compared to 0.30% during the first quarter of 2014. Yields on each deposit class were essentially unchanged from the prior year. Management does not expect deposit costs or overall funding costs to decrease materially in the coming quarters given tightening liquidity and increasingly stronger forecasts for asset growth.

Non-interest Income

Non-interest income in the first quarter of 2015 was $17.6 million, an increase of $4.8 million, or 37.8%, compared to the same quarter in 2014. The Company’s mortgage operations continued to make improvements in revenues and net income, reporting its best quarter ever for the Company. Total revenue in the mortgage group grew to $10.3 million, an improvement of 64% compared to the same quarter in 2014. Net income improved at a faster pace to $2.5 million, compared to $947,000 in the first quarter of 2014. Total production in the first quarter of 2015 amounted to $188.3 million (83% retail and 17% wholesale), compared to $130.8 million in the same quarter of 2014 (80% retail and 20% wholesale). Relationships with larger builders and real estate firms continue to drive the Company’s production from this division. Open pipelines finished the first quarter of 2015 at $110.9 million, compared to $57.0 million at the beginning of the first quarter of 2015 and $75.2 million at the end of the first quarter of 2014.

Service charges in the first quarter of 2015 were $6.4 million, an increase of $843,000, or 15.1%, compared to the same quarter in 2014. Stronger growth in commercial and treasury management accounts contributed to the growth in income, as did strong growth in balances that resulted from the Company’s acquisition of The Coastal Bank in June 2014.

During the quarter, the Company recorded approximately $1.5 million of revenue from its SBA division, compared to $685,000 in the same quarter in 2014. Expenses related to SBA lending also increased, from $400,000 in the first quarter of 2014 to $705,000 in the first quarter of 2015. The pipeline of opportunities and closed loans going into the second quarter indicate a much stronger second quarter in revenue than what the Company experienced in the first quarter.

Non-interest Expense

During the first quarter of 2015, operating expenses decreased approximately $906,000 to $40.8 million from $41.7 million in the fourth quarter of 2014. Excluding merger and credit related costs, the Company’s total operating expenses increased approximately $0.7 million during the current quarter of 2015 as compared to the fourth quarter of 2014. These increases related to the Company’s aggressive investment in the scale of its operations, particularly in information technology and customer care centers. Additional costs are anticipated in the coming quarters as the Company approaches the closing of the acquisitions announced early in the first quarter of 2015.

Salaries and benefits increased to $20.6 million in the current quarter of 2015, compared to $17.4 million in the same quarter in 2014. Increases in compensation costs relate to staffing additions from the acquisition of The Coastal Bank in June 2014, as well as increases associated with higher mortgage revenue and originations in the current quarter compared to the same quarter in 2014.

Non-provision credit resolution-related costs increased from $2.2 million in the first quarter of 2014 to $3.2 million in the first quarter of 2015. During the quarter, the Company brought several larger non-performing assets closer to resolution and incurred higher than normal expenses associated with these efforts. Legal fees associated with OREO and non-accrual loans totaled $754,000 in the first quarter of 2015 compared to $403,000 in the first quarter of 2014.

Occupancy and equipment costs increased from $4.1 million in the first quarter of 2014 to $4.6 million in the first quarter of 2015, due to the increased number of branches operated by the Company since its acquisition of The Coastal Bank. Data processing and telecommunications expenses increased from $3.5 million in the first quarter of 2014 to $4.3 million in the first quarter of 2015. During the quarter, the Company renegotiated a series of contracts with its core service provider that should provide some savings in the coming quarters on a relative basis with the anticipated acquisitions.

Balance Sheet Trends

Total assets at March 31, 2015 were $4.15 billion, compared to $4.04 billion at December 31, 2014. Loans, including loans held for sale, totaled $2.96 billion at March 31, 2015, compared to $2.93 billion at December 31, 2014. During the first quarter, growth in legacy loans (loans excluding purchased non-covered and covered loans) amounted to $109.5 million, or 23.5% on an annualized basis. Growth during the first quarter of 2015 was spread evenly across most loan types, including agriculture, municipal, commercial real estate and mortgage.

Funding sources continued to improve over year end levels. At March 31, 2015, total deposits amounted to $3.48 billion, or 95.5% of total funding, compared to $3.43 billion and 94.0%, respectively, at December 31, 2014. Non-interest bearing deposits reflected the largest growth, ending the current quarter at $967.0 million, or 27.8% of total deposits, compared to $839.4 million, or 24.5%, at December 31, 2014. Aggressive sales efforts on both commercial and consumer balances, as well as the Coastal Bank acquisition, were the reason for the 38.4% growth in noninterest bearing deposits from March 31, 2014 to March 31, 2015.

Stockholders’ equity at March 31, 2015 totaled $489.8 million, compared to $366.0 million reported at December 31, 2014. The increase in stockholders’ equity was the result of the issuance of $114.9 million of common shares in the first quarter of 2015, together with earnings of $9.8 million during the quarter.

Tangible common equity as a percentage of tangible assets increased to 10.26% at the end of the first quarter of 2015, compared to 7.42% at the end of 2014. The additional common equity associated with the private placement completed during the quarter, together with net income for the quarter, account for the majority of the increase in the Company’s capital ratios. Tangible book value increased to $13.01 per share at March 31, 2015, compared to $10.99 per share at December 31, 2014. On a pro forma basis, assuming the impacts of the pending mergers, the Company’s tangible common equity to tangible assets ratio would be 7.04% and tangible book value would be $11.74 per share.

Conference Call

The Company will host a teleconference at 10:00 a.m. EDT today (April 23, 2015) to discuss the Company's results and answer appropriate questions. The conference call can be accessed by dialing 1-877-504-1190 or 1-412-902-6630 for international participants and 1-855-669-9657 for Canada. The conference ID name is Ameris Bancorp.  A replay of the call will be available one hour after the end of the conference call until May 8, 2015. To listen to the replay, dial 1-877-344-7529 or 1-412-317-0088 for international participants and 1-855-669-9658 for Canada. The conference replay access code is 10064031. The conference call replay and the financial information discussed will also be available on the Investor Relations page of the Ameris Bank website at www.amerisbank.com.

Ameris Bancorp is headquartered in Moultrie, Georgia, and at the end of the most recent quarter had 73 locations in

Georgia, Alabama, northern Florida and South Carolina.

This news release contains certain performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management of Ameris Bancorp (the “Company”) uses these non-GAAP measures in its analysis of the Company’s performance. These measures are useful when evaluating the underlying performance and efficiency of the Company’s operations and balance sheet. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant gains and charges in the current period. The Company’s management believes that investors may use these non-GAAP financial measures to evaluate the Company’s financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014

EARNINGS

Net Income Available to Common Shareholders	$9,764	$10,580	$11,663	$8,130	$8,064

PER COMMON SHARE DATA
Earnings per share available to common shareholders:
Basic	$0.32	$0.40	$0.44	$0.32	$0.32
Diluted	$0.32	$0.39	$0.43	$0.32	$0.32
Cash Dividends per share	$0.05	$0.05	$0.05	$0.05	$-
Book value per share (period end)	$15.22	$13.67	$13.22	$12.83	$11.93
Tangible book value per share (period end)	$13.01	$10.99	$10.68	$10.26	$10.31
Weighted average number of shares:
Basic	30,442,998	26,771,636	26,773,033	25,180,665	25,144,342
Diluted	30,796,148	27,090,293	27,160,886	25,633,130	25,573,320
Period-end number of shares	32,182,143	26,773,863	26,774,402	26,771,821	25,159,073
Market data:
High closing price	$26.55	$26.48	$24.04	$23.90	$24.00
Low closing price	$22.75	$21.95	$21.00	$19.73	$19.86
Period end closing price	$26.39	$25.64	$21.95	$21.56	$23.30
Average daily volume	105,152	111,473	79,377	79,038	103,279

PERFORMANCE RATIOS
Return on average assets	0.97%	1.05%	1.17%	0.93%	0.96%
Return on average common equity	8.76%	11.57%	13.19%	10.53%	11.66%
Earning asset yield (TE)	4.79%	5.08%	4.96%	5.08%	5.01%
Total cost of funds	0.40%	0.43%	0.45%	0.42%	0.43%
Net interest margin (TE)	4.39%	4.64%	4.50%	4.65%	4.57%
Non-interest income excluding securities transactions,
as a percent of total revenue (TE)	29.06%	26.50%	28.86%	28.87%	25.02%
Efficiency ratio	72.38%	72.75%	67.64%	73.05%	70.36%

CAPITAL ADEQUACY (period end)
Stockholders' equity to assets	11.79%	9.07%	8.85%	8.64%	8.60%
Tangible common equity to tangible assets	10.26%	7.42%	7.27%	7.04%	7.53%

EQUITY TO ASSETS RECONCILIATION
Tangible common equity to tangible assets	10.26%	7.42%	7.27%	7.04%	7.53%
Effect of goodwill and other intangibles	1.54%	1.65%	1.58%	1.61%	1.07%
Equity to assets (GAAP)	11.79%	9.07%	8.85%	8.64%	8.60%

OTHER PERIOD-END DATA
Banking Division FTE	852	853	867	888	785
Mortgage Division FTE	170	174	176	175	161
Total Ameris Bancorp FTE Headcount	1,022	1,027	1,043	1,063	946

Assets per Banking Division FTE	$4,874	$4,733	$4,613	$4,474	$4,443
Branch locations	73	73	74	74	68
Deposits per branch location	$47,674	$47,002	$45,583	$45,798	$44,274

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014

INCOME STATEMENT

Interest income
Interest and fees on loans	$38,618	$41,235	$39,610	$35,297	$34,469
Interest on taxable securities	3,153	3,114	3,034	2,953	2,985
Interest on nontaxable securities	469	483	496	312	335
Interest on deposits in other banks	124	66	46	45	79
Interest on federal funds sold	4	2	-	-	5
Total interest income	42,368	44,900	43,186	38,607	37,873

Interest expense
Interest on deposits	$2,280	$2,560	$2,540	$2,205	$2,183
Interest on other borrowings	1,256	1,334	1,514	1,138	1,206
Total interest expense	3,536	3,894	4,054	3,343	3,389

Net interest income	38,832	41,006	39,132	35,264	34,484

Provision for loan losses	1,069	888	1,669	1,365	1,726

Net interest income after provision for loan losses	$37,763	$40,118	$37,463	$33,899	$32,758

Noninterest income
Service charges on deposit accounts	$6,429	$6,522	$6,659	$5,847	$5,586
Mortgage banking activity	8,083	6,476	7,498	6,944	5,068
Other service charges, commissions and fees	668	643	690	662	652
Gain(loss) on sale of securities	12	-	132	-	6
Other non-interest income	2,383	2,721	2,922	2,366	1,442
Total noninterest income	17,575	16,362	17,901	15,819	12,754

Noninterest expense
Salaries and employee benefits	20,632	19,316	20,226	16,942	17,394
Occupancy and equipment expenses	4,554	4,717	4,669	4,071	4,064
Data processing and telecommunications expenses	4,260	4,229	3,928	3,940	3,454
Credit resolution related expenses (1)	3,161	5,290	3,186	2,840	2,190
Advertising and marketing expenses	641	847	594	718	710
Amortization of intangible assets	630	662	698	437	533
Merger and conversion charges	15	67	551	2,872	450
Other non-interest expenses	6,934	6,605	4,727	5,498	4,444
Total noninterest expense	40,827	41,733	38,579	37,318	33,239

Income before income taxes	$14,511	$14,747	$16,785	$12,400	$12,273

Income tax expense	4,747	4,167	5,122	4,270	3,923

Net income	$9,764	$10,580	$11,663	$8,130	$8,350

Preferred stock dividends	-	-	-	-	286

Net income available to common shareholders	$9,764	$10,580	$11,663	$8,130	$8,064

Diluted earnings available to common shareholders	0.32	0.39	0.43	0.32	0.32

(1) Includes expenses associated with problem loans and OREO, as well as OREO losses and writedowns.

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014

PERIOD-END BALANCE SHEET

Assets
Cash and due from banks	$80,142	$78,036	$69,421	$80,986	$71,387
Federal funds sold and interest bearing balances	126,157	92,323	40,165	44,800	48,677
Investment securities available for sale, at fair value	610,330	541,805	529,509	535,630	456,713
Other investments	8,636	10,275	12,687	10,971	9,322
Mortgage loans held for sale	73,796	94,759	110,059	81,491	51,693

Loans, net of unearned income	1,999,420	1,889,881	1,848,759	1,770,059	1,695,382
Purchased, non-covered loans	643,092	674,239	673,724	702,131	437,269
Covered loans	245,745	271,279	313,589	331,250	372,694
Less allowance for loan losses	(21,852)	(21,157)	(22,212)	(22,254)	(22,744)
Loans, net	2,866,405	2,814,242	2,813,860	2,781,186	2,482,601

Other real estate owned	32,339	33,160	35,320	35,373	33,839
Purchased, non-covered other real estate owned	13,818	15,585	13,660	16,598	3,864
Covered other real estate owned	16,089	19,907	28,883	38,426	42,636
Total other real estate owned	62,246	68,652	77,863	90,397	80,339

Premises and equipment, net	98,292	97,251	98,752	99,495	87,430
Goodwill	63,547	63,547	58,879	58,903	35,049
Other intangibles, net	7,591	8,221	9,114	9,812	5,477
FDIC loss sharing receivable	23,312	31,351	38,233	49,180	53,181
Cash value of bank owned life insurance	59,212	58,867	58,217	57,864	49,738
Other assets	73,238	77,748	82,649	72,420	56,377
Total assets	$4,152,904	$4,037,077	$3,999,408	$3,973,135	$3,487,984

Liabilities
Deposits:
Noninterest-bearing	$967,015	$839,377	$816,517	$790,798	$698,866
Interest-bearing	2,513,216	2,591,772	2,556,602	2,598,237	2,311,781
Total deposits	3,480,231	3,431,149	3,373,119	3,389,035	3,010,647
Federal funds purchased & securities sold under
agreements to repurchase	55,520	73,310	32,351	51,109	49,974
Other borrowings	43,851	78,881	147,409	100,293	59,677
Other liabilities	17,952	22,384	27,615	24,457	12,028
Subordinated deferrable interest debentures	65,567	65,325	65,084	64,842	55,628
Total liabilities	3,663,121	3,671,049	3,645,578	3,629,736	3,187,954

Stockholders' equity
Preferred stock	$-	$-	$-	$-	$-
Common stock	33,593	28,159	28,158	28,155	26,536
Capital surplus	335,578	225,015	224,142	222,550	190,513
Retained earnings	126,566	118,412	109,170	100,185	92,055
Accumulated other comprehensive income/(loss)	6,353	6,098	3,974	4,123	2,374
Less treasury stock	(12,307)	(11,656)	(11,614)	(11,614)	(11,448)
Total stockholders' equity	489,783	366,028	353,830	343,399	300,030
Total liabilities and stockholders' equity	$4,152,904	$4,037,077	$3,999,408	$3,973,135	$3,487,984

Other Data
Earning Assets	3,698,540	3,564,286	3,515,805	3,465,361	3,062,428
Intangible Assets	71,138	71,768	67,993	68,715	40,526
Interest Bearing Liabilities	2,678,154	2,809,288	2,801,446	2,814,481	2,477,060
Average Assets	4,079,750	4,011,128	3,969,893	3,494,466	3,521,588
Average Common Stockholders' Equity	452,132	362,659	350,733	309,696	290,462

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014

ASSET QUALITY INFORMATION (1)

Allowance for loan losses
Balance at beginning of period	$21,157	$22,212	$22,254	$22,744	$22,377

Provision for loan loss (2)	1,100	650	1,573	997	1,501

Charge-offs	855	2,071	1,975	1,973	1,606
Recoveries	450	366	360	486	472
Net charge-offs (recoveries)	405	1,705	1,615	1,487	1,134

Ending balance	$21,852	$21,157	$22,212	$22,254	$22,744

As a percentage of loans	1.09%	1.12%	1.20%	1.26%	1.34%
As a percentage of nonperforming loans	104.85%	97.37%	97.38%	100.65%	85.09%

Net charge-off information
Charge-offs
Commercial, financial & agricultural	$392	$468	$191	$165	$743
Real estate - residential	268	368	406	752	181
Real estate - commercial & farmland	12	1,033	953	769	533
Real estate - construction & development	97	74	296	157	65
Consumer installment	86	128	129	130	84
Total charge-offs	855	2,071	1,975	1,973	1,606

Recoveries
Commercial, financial & agricultural	285	91	47	134	49
Real estate - residential	57	71	52	48	83
Real estate - commercial & farmland	15	91	31	9	143
Real estate - construction & development	31	49	96	96	108
Consumer installment	62	64	134	199	89
Total recoveries	450	366	360	486	472

Net charge-offs (recoveries)	$405	$1,705	$1,615	$1,487	$1,134

Non-accrual loans (excluding purchased non-covered
and covered loans)	$20,841	$21,728	$22,810	$22,111	$26,729
Non-accrual purchased non-covered loans	17,308	18,249	17,007	15,770	15,318
Foreclosed assets (excluding purchased assets)	32,339	33,160	35,320	35,373	33,839
Purchased, non-covered other real estate owned	13,818	15,585	13,660	16,598	3,864
Accruing loans delinquent 90 days or more	-	1	-	-	-
Total non-performing assets, excluding covered assets	$84,306	$88,723	$88,797	$89,852	$79,750

Non-performing assets as a percent of total assets	2.03%	2.20%	2.22%	2.26%	2.29%
Net charge offs as a percent of loans (Annualized)	0.08%	0.36%	0.35%	0.34%	0.27%

(1) Asset quality information is presented net of covered assets where the Company's risk exposure is limited substantially by loss-sharing agreements with the FDIC.

(2) During 2014 and 2015, the Company recorded provision for loan loss expense to account for losses where the initial estimate of cash flows was found to be excessive on loans acquired in FDIC-assisted acquisitions.  These amounts are excluded from the calculation above but reflected in the Company's Consolidated Statement of Operations.

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	For the quarter ended:
	Mar.	Dec.	Sept.	Jun.	Mar.
Loans by Type	2015	2014	2014	2014	2014
Commercial, financial & agricultural	$334,917	$319,654	$334,783	$304,588	$270,571
Real estate - construction & development	178,568	161,507	154,315	149,346	149,543
Real estate - commercial & farmland	947,274	907,524	882,160	850,000	836,230
Real estate - residential	496,043	456,106	436,515	422,731	393,001
Consumer installment	29,113	30,782	31,403	31,902	32,345
Other	13,505	14,308	9,583	11,492	13,692
Total Non-purchased	$1,999,420	$1,889,881	$1,848,759	$1,770,059	$1,695,382

Commercial, financial & agricultural	$36,258	$38,041	$38,077	$41,583	$30,810
Real estate - construction & development	53,668	58,362	60,262	64,084	31,820
Real estate - commercial & farmland	291,760	306,706	296,790	311,748	174,281
Real estate - residential	257,216	266,342	273,347	278,451	196,078
Consumer installment	4,190	4,788	5,248	6,265	4,280
Total Purchased non-covered (net of discounts)	$643,092	$674,239	$673,724	$702,131	$437,269

Commercial, financial & agricultural	$20,905	$21,467	$22,545	$25,209	$24,813
Real estate - construction & development	19,519	23,447	27,756	31,600	41,434
Real estate - commercial & farmland	130,290	147,627	180,566	188,643	214,649
Real estate - residential	74,847	78,520	82,445	85,518	91,372
Consumer installment	184	218	277	280	426
Total Covered (net of discounts)	$245,745	$271,279	$313,589	$331,250	$372,694

Total Loan Portfolio:
Commercial, financial & agricultural	$392,080	$379,162	$395,405	$371,380	$326,194
Real estate - construction & development	251,755	243,316	242,333	245,030	222,797
Real estate - commercial & farmland	1,369,324	1,361,857	1,359,516	1,350,391	1,225,160
Real estate - residential	828,106	800,968	792,307	786,700	680,451
Consumer installment	33,487	35,788	36,928	38,447	37,051
Other	13,505	14,308	9,583	11,492	13,692
Total Loans	$2,888,257	$2,835,399	$2,836,072	$2,803,440	$2,505,345

Troubled Debt Restructurings, excluding purchased non-covered and covered loans:
Accruing loan types:
Commercial, financial & agricultural	$277	$290	$257	$257	$711
Real estate - construction & development	789	679	1,917	2,080	1,953
Real estate - commercial & farmland	7,309	6,477	7,080	7,590	8,733
Real estate - residential	4,513	5,258	7,973	7,335	7,364
Consumer installment	47	55	34	75	87
Total Accruing TDRs	$12,935	$12,759	$17,261	$17,337	$18,848

Non-accruing loan types:
Commercial, financial & agricultural	$17	$13	$507	$465	$40
Real estate - construction & development	90	228	196	32	29
Real estate - commercial & farmland	64	724	1,672	2,151	1,316
Real estate - residential	736	1,485	759	1,044	961
Consumer installment	90	73	93	51	19
Total Non-accrual TDRs	$997	$2,523	$3,227	$3,743	$2,365

Total Troubled Debt Restructurings	$13,932	$15,282	$20,488	$21,080	$21,213

The following table presents the loan portfolio by risk grade, excluding purchased non-covered and covered loans:
Grade 10 - Prime credit	$157,462	$128,577	$121,486	$110,842	$93,805
Grade 15 - Good credit	205,929	217,804	222,714	226,652	243,963
Grade 20 - Satisfactory credit	1,012,733	947,948	908,054	866,356	817,718
Grade 23 - Performing, under-collateralized credit	28,643	29,205	28,826	28,429	31,056
Grade 25 - Minimum acceptable credit	513,009	488,187	484,200	450,363	417,177
Grade 30 - Other asset especially mentioned	25,461	25,983	31,750	33,360	38,240
Grade 40 - Substandard	56,179	52,176	51,640	54,047	53,286
Grade 50 - Doubtful	4	1	88	10	137
Grade 60 - Loss	-	-	1	-	-
Total	$1,999,420	$1,889,881	$1,848,759	$1,770,059	$1,695,382

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014

AVERAGE BALANCES

Federal funds sold	$5,500	$3,163	$500	$500	$7,455
Interest bearing deposits in banks	158,286	69,772	63,355	50,850	99,751
Investment securities - taxable	485,922	461,800	451,563	418,498	411,251
Investment securities - nontaxable	71,229	72,072	74,176	49,631	51,092
Other investments	9,450	9,804	8,209	6,629	12,330
Mortgage loans held for sale	75,831	97,406	83,751	54,517	49,397
Loans	1,911,601	1,871,618	1,795,059	1,706,564	1,639,672
Purchased non-covered loans	650,331	659,472	688,452	433,249	441,138
Covered loans	262,693	299,981	324,498	354,766	379,460
Total Earning Assets	$3,630,843	$3,545,088	$3,489,563	3,075,204	3,091,546

Noninterest bearing deposits	$897,937	$850,879	$807,416	$680,058	$666,493
NOW accounts	756,795	786,511	743,352	691,353	675,199
MMDA	857,346	840,397	861,197	770,047	749,150
Savings accounts	163,624	156,663	155,559	145,528	143,109
Retail CDs < $100,000	372,463	386,844	439,150	356,483	373,523
Retail CDs > $100,000	383,962	401,934	370,166	360,703	361,861
Brokered CDs	-	4,023	5,970	5,970	5,970
Total Deposits	3,432,127	3,427,251	3,382,810	3,010,142	2,975,305

FHLB advances	16,778	35,815	55,435	28,626	68,333
Other borrowings	43,871	46,508	47,346	35,280	30,004
Subordinated debentures	65,436	65,195	64,953	55,789	55,092
Federal funds purchased and securities sold
under agreements to repurchase	52,707	47,247	44,316	40,008	57,112
Total Non-Deposit Funding	178,792	194,765	212,050	159,703	210,541

Total Funding	$3,610,919	$3,622,016	$3,594,860	$3,169,845	$3,185,846

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014

INTEREST INCOME/EXPENSE

INTEREST INCOME
Federal funds sold	$4	$2	$-	$-	$5
Interest bearing deposits in banks	124	66	47	45	79
Investment securities - taxable	3,153	3,114	3,034	2,953	2,985
Investment securities - nontaxable (TE)	633	652	670	421	452
Mortgage loans held for sale	692	947	787	457	403
Loans (TE)	22,418	23,294	21,790	21,996	20,647
Purchased non-covered loans	11,840	12,612	12,610	7,933	6,865
Covered loans	3,995	4,704	4,726	5,164	6,761
Total Earning Assets	$42,859	$45,391	$43,663	$38,969	$38,197

INTEREST EXPENSE
Non-interest bearing deposits	$-	$-	$-	$-	$-
NOW accounts	376	414	324	291	288
MMDA	663	768	783	722	681
Savings accounts	37	45	42	40	37
Retail CDs < $100,000	513	553	596	478	489
Retail CDs > $100,000	691	746	749	626	640
Brokered CDs	-	34	47	48	48
Total Deposits	2,280	2,560	2,541	2,205	2,183

FHLB advances	15	26	51	26	37
Other borrowings	366	379	558	415	408
Subordinated debentures	832	887	866	666	708
Federal funds purchased and securities sold
under agreements to repurchase	43	41	39	31	53
Total Non-Deposit Funding	1,256	1,333	1,514	1,138	1,206

Total Funding	$3,536	$3,893	$4,055	$3,343	$3,389

Net Interest Income (TE)	$39,323	$41,498	$39,608	$35,626	$34,808

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
	2015	2014	2014	2014	2014
YIELDS (1)

Federal funds sold	0.29%	0.25%	0.00%	0.00%	0.27%
Interest bearing deposits in banks	0.32%	0.38%	0.29%	0.35%	0.32%
Investment securities - taxable	2.63%	2.68%	2.67%	2.83%	2.94%
Investment securities - nontaxable	3.60%	3.59%	3.58%	3.40%	3.59%
Mortgage loans held for sale	3.70%	3.86%	3.73%	3.36%	3.31%
Loans	4.76%	4.94%	4.82%	5.17%	5.11%
Purchased non-covered loans	7.38%	7.59%	7.27%	7.34%	6.31%
Covered loans	6.17%	6.22%	5.78%	5.84%	7.23%
Total Earning Assets	4.79%	5.08%	4.96%	5.08%	5.01%

Noninterest bearing deposits	0.00%	0.00%	0.00%	0.00%	0.00%
NOW accounts	0.20%	0.21%	0.17%	0.17%	0.17%
MMDA	0.31%	0.36%	0.36%	0.38%	0.37%
Savings accounts	0.09%	0.11%	0.11%	0.11%	0.10%
Retail CDs < $100,000	0.56%	0.57%	0.54%	0.54%	0.53%
Retail CDs > $100,000	0.73%	0.74%	0.80%	0.70%	0.72%
Brokered CDs	0.00%	3.35%	3.12%	3.22%	3.26%
Total Deposits	0.27%	0.30%	0.30%	0.29%	0.30%

FHLB advances	0.36%	0.29%	0.36%	0.36%	0.22%
Other borrowings	3.38%	3.23%	4.68%	4.72%	5.51%
Subordinated debentures	5.16%	5.40%	5.29%	4.79%	5.21%
Federal funds purchased and securities sold
under agreements to repurchase	0.33%	0.34%	0.35%	0.31%	0.38%
Total Non-Deposit Funding	2.85%	2.72%	2.83%	2.86%	2.32%

Total funding (3)	0.40%	0.43%	0.45%	0.42%	0.43%

Net interest spread	4.39%	4.65%	4.52%	4.66%	4.58%

Net interest margin	4.39%	4.64%	4.50%	4.65%	4.57%

(1) Interest and average rates are calculated on a tax-equivalent basis using an effective tax rate of 35%.

(2) Rate calculated based on average earning assets.

(3) Rate calculated based on total average funding including non-interest bearing liabilities.

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Net Operating Income Reconciliation	2015	2014	2014	2014	2014

Net income available to common shareholders	$9,764	$10,580	$11,663	$8,130	$8,064

Conversion charges	15	67	551	2,872	450
Tax effect of conversion charges	(5)	(23)	(193)	(1,005)	(158)
Plus: After tax conversion charges	10	44	358	1,867	293

Net operating income	9,774	10,624	12,021	9,997	8,357

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Net Interest Margin and Yields on Total Loans	2015	2014	2014	2014	2014
Excluding Accretion Reconciliation.

Total Interest Income (TE)	$42,859	$45,391	$43,663	$38,969	$38,197
Accretion Income	3,097	4,280	2,964	2,572	2,727
Total Interest Income (TE) Excluding Accretion	$39,762	$41,111	$40,699	$36,397	$35,470

Yield on Total Loans Excluding Accretion	5.01%	5.05%	5.07%	5.19%	5.16%

Net Interest Margin Excluding Accretion	4.05%	4.17%	4.17%	4.31%	4.21%

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Core Earnings Reconciliation	2015	2014	2014	2014	2014

Pre-tax operating profit	$14,511	$14,747	$16,785	$12,400	$12,273
Plus: Credit Related Costs
Provision for loan losses	1,069	888	1,669	1,365	1,726
(Gains)/Losses on the sale of legacy OREO	110	(228)	(3)	283	(55)
Gains/(Losses) on the sale of covered OREO	20	344	(184)	249	118
Problem loan and OREO expense	3,031	5,175	3,373	2,309	2,127
Interest reversed (received) on non-accrual loans	156	(6)	94	71	246
Total Credit-Related Costs	4,386	6,173	4,949	4,277	4,162

Plus: Conversion charges	15	67	551	2,872	450
Less: Non-recurring gains
Gains on sales of securities	(12)	-	(132)	-	(6)
Gains on sales of bank premises	-	-	(616)	-	-
Other non-recurring adjustments	-	188	-	(870)	-

Pretax, Pre-provision earnings	$18,900	$21,175	$21,537	$18,679	$16,879

As percentage of average assets, annualized	1.88%	2.09%	2.15%	2.14%	1.94%

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Recurring Operating Expenses	2015	2014	2014	2014	2014

Total Operating Expenses	40,827	41,733	38,579	37,318	33,239
Less: Credit costs & non-recurring charges
Gains/(Losses) on the sale of legacy OREO	(110)	228	3	(283)	55
Gains/(Losses) on the sale of covered OREO	(20)	(344)	184	(249)	(118)
Problem loan and OREO expense	(3,031)	(5,175)	(3,373)	(2,309)	(2,127)
Severance payments	-	(188)	-	-	-
Conversion expenses	(15)	(67)	(551)	(2,872)	(450)
Gains/(Losses) on the sale of premises	-	-	616	-	-

Recurring operating expenses	$37,651	$36,187	$35,458	$31,605	$30,599

AMERIS BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data and FTE headcount)

	Three Months Ended
	Mar.	Dec.	Sept.	Jun.	Mar.
Segment Reporting	2015	2014	2014	2014	2014

Banking Division:
Net interest income	$35,839	$38,045	$36,142	$33,345	$32,928
Provision for loan losses	927	737	994	1,365	1,726
Noninterest income	8,780	8,595	8,932	7,449	7,361
Noninterest expense:
Salaries and employee benefits	15,362	14,196	14,819	12,509	13,577
Occupancy	4,144	4,319	4,277	3,752	3,749
Data Processing	4,011	3,901	3,619	3,590	3,326
Other expenses	10,356	12,320	8,722	10,753	7,380
Total noninterest expense	33,873	34,736	31,437	30,604	28,032
Income before income taxes	9,819	11,167	12,643	8,825	10,531
Income Tax	3,105	2,914	3,672	3,019	3,313
Net income	6,714	8,253	8,971	5,806	7,218
Preferred stock dividends	-	-	-	-	286
Net income available to common shareholders	$6,714	$8,253	$8,971	$5,806	$6,932

Mortgage Division:
Net interest income	$2,380	$2,574	$2,347	$1,339	$1,100
Provision for loan losses	142	151	675	-	-
Noninterest income	7,883	6,313	7,135	7,002	5,164
Noninterest expense:
Salaries and employee benefits	4,654	4,259	4,409	3,937	3,568
Occupancy	382	373	368	300	302
Data Processing	245	326	306	343	122
Other expenses	968	999	869	1,312	815
Total noninterest expense	6,249	5,957	5,952	5,892	4,807
Income before income taxes	3,872	2,779	2,855	2,449	1,457
Income Tax	1,355	973	999	857	510
Net income	2,517	1,806	1,856	1,592	947
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$2,517	$1,806	$1,856	$1,592	$947

SBA Division:
Net interest income	$613	$387	$643	$580	$456
Provision for loan losses	-	-	-	-	-
Noninterest income	912	1,454	1,834	1,368	229
Noninterest expense:
Salaries and employee benefits	616	861	998	496	249
Occupancy	28	25	24	19	13
Data Processing	4	2	3	7	6
Other expenses	57	152	165	300	132
Total noninterest expense	705	1,040	1,190	822	400
Income before income taxes	820	801	1,287	1,126	285
Income Tax	287	280	450	394	100
Net income	533	521	837	732	185
Preferred stock dividends	-	-	-	-	-
Net income available to common shareholders	$533	$521	$837	$732	$185

Total Consolidated:
Net interest income	$38,832	$41,006	$39,132	$35,264	$34,484
Provision for loan losses	1,069	888	1,669	1,365	1,726
Noninterest income	17,575	16,362	17,901	15,819	12,754
Noninterest expense:
Salaries and employee benefits	20,632	19,316	20,226	16,942	17,394
Occupancy	4,554	4,717	4,669	4,071	4,064
Data Processing	4,260	4,229	3,928	3,940	3,454
Other expenses	11,381	13,471	9,756	12,365	8,327
Total noninterest expense	40,827	41,733	38,579	37,318	33,239
Income before income taxes	14,511	14,747	16,785	12,400	12,273
Income Tax	4,747	4,167	5,122	4,270	3,923
Net income	9,764	10,580	11,663	8,130	8,350
Preferred stock dividends	-	-	-	-	286
Net income available to common shareholders	$9,764	$10,580	$11,663	$8,130	$8,064